Approval of Fidelity Bond (Rule 17g-1)

WHEREAS, Rule 17g-1 under the Investment Company Act of 1940, as amended (1940 Act), specifies the amount of fidelity bond coverage required for various levels of registered management investment company gross assets; and

WHEREAS, the Board of Trustees of USAA Mutual Funds Trust (the Trust) including a majority of the trustees who are not “interested persons” as that term is defined under Section 2(a)(19) of the 1940 Act, have reviewed the requirements of Rule 17g-1 and have duly considered, in accordance with their fiduciary duties, all relevant factors including, but not limited to, the value of the aggregate assets of the series of the Trust (Funds) to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the Funds’ portfolios; and

WHEREAS, the Board of Trustees, including the Independent Trustees, have considered the position of the SEC, which permits aggregation of the assets of multiple series within a single registered investment company for purposes of calculating the amount of fidelity bond coverage required under Rule 17g-1;

NOW, THEREFORE, BE IT RESOLVED, that the practice of aggregating the assets of the Funds for purposes of calculating the amount of fidelity bond coverage be continued; and

BE IT FURTHER RESOLVED, that the fidelity bond covering the Trust be continued in the amount of $2,500,000 covering the period May 15, 2014 through May 15, 2015, and that the premium therefore, although to be paid on behalf of the Trust by USAA Asset Management Company, shall be allocated among the Funds covered by this bond, on the basis of the gross assets of each such Fund; and

BE IT FURTHER RESOLVED, that the officers of the Trust be and they hereby are authorized, empowered and directed to take any such further actions and prepare, execute and deliver such further documents, with the advice of counsel, as they deem necessary, desirable or appropriate to effect the intent and accomplish the purposes of the forgoing resolutions.